Exhibit 99.1

Zhone Announces Listing Transfer to The NASDAQ Capital Market

Oakland, CA — September 28, 2009 — Zhone Technologies, Inc. (NASDAQ: ZHNE), a global leader in network access solutions, announced today that the Nasdaq Stock Market (“NASDAQ”) has approved its application to transfer the listing of its common stock from The NASDAQ Global Market to The NASDAQ Capital Market. Zhone voluntarily filed its transfer application on September 10, 2009 and received NASDAQ approval on September 23, 2009. The transfer will be effective at the opening of the market on September 28, 2009. Zhone’s common stock will continue to trade under the symbol “ZHNE.”

The NASDAQ Capital Market is one of the three markets for NASDAQ-listed stock and operates in the same manner as The NASDAQ Global Market. Companies listed on The NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ’s corporate governance standards. As of the date of its transfer application, Zhone met the financial requirements and other criteria for continued listing on The NASDAQ Capital Market, except for the $1.00 minimum bid price requirement, which had been suspended through September 25, 2009. As a result of the market transfer, NASDAQ granted Zhone an additional 180-day period until March 29, 2010 to comply with the $1.00 minimum bid price requirement. Zhone has accordingly postponed its plans to regain compliance with the $1.00 minimum bid price requirement by effecting the reverse stock split that was approved by its shareholders in October 2008.

About Zhone Technologies — Access for a Converging World

Zhone Technologies, Inc. (NASDAQ: ZHNE) is a global leader in multi-service access solutions, serving more than 700 of the world’s most innovative network operators. The company offers the industry’s only fully-integrated portfolio of MSAP, FTTx, EFM and Wi-Fi access technologies, improving network agility and reducing the costs of delivering the full spectrum of access services, including residential and business broadband, VoIP, and High-Definition IPTV — over copper, fiber, and wireless. Zhone is headquartered in California, and its MSAP products are all manufactured in the USA, in a facility that is emission, waste-water, and CFC free.

Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders.